Exhibit 99.1
Marsh & McLennan Companies, Inc.
JLT Supplemental Information – Revenue Analysis
For the Year Ended December 31, 2018
(Millions) (Unaudited)
JLT revenue is presented below, and reflects certain transfers among the business lines to conform with the expected inclusion in MMC segment and business results.

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year
Specialty	$244	$352	$259	$406	$1,261
Reinsurance	124	74	33	48	279
Fiduciary Interest Income	3	4	5	5	17
Health & Benefits	86	86	86	99	357
Total Revenue	$457	$516	$383	$558	$1,914
In future earnings releases Specialty will be included as a component of Marsh, Reinsurance as a component of Guy Carpenter and Health & Benefits as a component of Mercer.

Marsh & McLennan Companies, Inc.
JLT Supplemental Information – Adjusted Operating Income Information*
For the Year Ended December 31, 2018
(Millions) (Unaudited)

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year
Revenue	$457	$516	$383	$558	$1,914
Expense:
Compensation and Benefits	314	318	300	278	1,210
Other Operating Expenses	117	115	103	146	481
Operating Expenses	431	433	403	424	1,691
Operating Income	$26	$83	$(20)	$134	$223
Noteworthy Items:
Restructuring	12	12	6	7	37
Regulatory Review	—	2	—	47	49
Other	—	—	—	4	4
Total Adjustments	$12	$14	$6	$58	$90
Supplemental Adjusted Operating Income	$38	$97	$(14)	$192	$313
*See Note 1 for discussion of Non-GAAP measures.

Marsh & McLennan Companies, Inc.
Supplemental Information– Basis for Presentation– Non-GAAP Information
Note 1: Financial information included herein reflects the following:
The unaudited financial information presented herein is derived from the column "Conformed JLT (U.S. GAAP)” included on page 2 of the Company’s Form 8-K/A filed on June 6, 2019. This information includes the reclassifications and adjustments to JLT’s historical IFRS income statement described in Notes 3 and 5 of that 8-K/A filing. The operating income of $223 million includes the results of JLT’s aerospace business and excludes the incremental amortization of intangibles related to the JLT acquisition.
Non-GAAP Measures:
The Company reports its financial results in accordance with accounting principles generally accepted in the United States (referred to as "GAAP" or "As Reported" results). The Company also refers to and presents certain additional non-GAAP financial measures, within the meaning of Regulation G under the Securities Exchange Act of 1934. All information included herein is non-GAAP.
The Company believes these non-GAAP financial measures provide useful supplemental information that enables investors to better compare the Company’s performance across periods. Management also uses these measures internally to assess the operating performance of its businesses, to assess performance for employee compensation purposes and to decide how to allocate resources. However, investors should not consider these non-GAAP measures in isolation from, or as a substitute for, the financial information that the Company reports in accordance with GAAP. The Company’s non-GAAP measures include adjustments that reflect how management views our businesses, and may differ from similarly titled non-GAAP measures presented by other companies.
Supplemental Adjusted Operating Income (Loss)
Adjusted operating income (loss) is calculated by excluding the impact of certain noteworthy items from the Company’s GAAP operating income or loss. The tables in the Company’s quarterly earnings releases identify these noteworthy items and reconcile adjusted operating income (loss) to GAAP operating income or loss, on a consolidated and segment basis. The non-GAAP adjustments reflected in the attached supplemental financial information are intended to provide investors with similar information related to JLT’s 2018 results. The noteworthy items related to JLT are included in the Adjusted Operating Income Information schedule.

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